UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 4, 2013

Date of Report (date of earliest event reported)

Sigma Designs, Inc.

(Exact name of Registrant as specified in its charter)

California	001-32207	94-2848099
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1778 McCarthy Blvd

Milpitas, California 95035

(Address of principal executive offices)

(408) 262-9003

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2013, Thomas E. Gay, III resigned as chief financial officer of Sigma Designs, Inc. (the “Company”). Mr. Gay agreed to remain with the Company until April 4, 2013 (the “Separation Date”) to assist with transitional matters. The Company entered into a separation agreement with Mr. Gay (the “Separation Agreement”) that provides, among other things, that in exchange for a general release of claims against the Company, Mr. Gay will receive a lump sum payment equal to two months of his base salary, all equity awards held by Mr. Gay will be accelerated such that all equity that would have otherwise been vested as of December 31, 2013 will be vested at the Separation Date and the Company will continue to pay the share of Mr. Gay’s health and dental insurance premiums that it paid when Mr. Gay was an active employee for up to an additional two months following the Separation Date. The separation payments are due upon Mr. Gay’s satisfactory completion of the transition period. The acceleration of Mr. Gay’s equity awards will effectively result in the acceleration of 6,588 shares of common stock underlying outstanding restricted stock awards. In addition, Mr. Gay has agreed to remain available to consult with the Company on a project by project basis on terms to be negotiated by the parties.

On March 4, 2013, Elias N. Nader was appointed interim chief financial officer. Mr. Nader, 50, has served as corporate controller for the Company since October 2012. Prior to joining the Company, Mr. Nader served as a chief financial officer consultant with various companies in Europe and the Middle East from October 2011 to September 2012. From June 2010 to September 2011, Mr. Nader served as group chief financial officer with Imperial Jet, a VIP business aircraft company based in Europe and the Middle East. From June 2005 to June 2010, Mr. Nader served as corporate controller at Dionex Corporation, a chromotagraphy company based in Sunnyvale, California.

In connection with his appointment, Mr. Nader received 10,000 restricted stock units which will vest in full on the one year anniversary of his appointment. Other than this grant, no new compensatory arrangements were entered into with Mr. Nader in connection with his appointment as interim chief financial officer.

In furtherance of the restructuring plan and expense reduction efforts previously announced by the Company, effective March 15, 2013, the annual base salary compensation of Thinh Q. Tran, the Company’s president and chief executive officer, was reduced from $495,000 to $364,250.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 6, 2013		SIGMA DESIGNS, INC.

	By:	/s/ Thinh Q. Tran
Thinh Q. Tran President and Chief Executive Officer (Principal Executive Officer)